Exhibit 99.2

Planar Announces Sale of Digital Signage Business for Gaming Industry

Planar continues to offer Industry-leading Digital Signage Solutions to customers in remaining fields including banking, retail and out-of-home advertising

BEAVERTON, Ore. – November 19, 2008 – Planar Systems, Inc. (NASDAQ: PLNR), a worldwide leader in specialty display solutions, today announced that it has signed a definitive agreement with Bally Gaming Inc. under which Bally has acquired, for cash, certain assets of Planar’s CoolSign digital signage business for exclusive use within the gaming industry. The transaction closed on November 14, 2008.

Planar intends to continue to offer CoolSign products and services, including software, networked displays and technical support services, to its network of resellers and customers worldwide. While the agreement provides Bally with exclusive rights to offer and operate the CoolSign products and intellectual property within the defined field-of-use of gaming, Planar has retained exclusive rights to all other markets, uses and applications. Looking forward, Planar will be evaluating strategic business relationships and opportunities with respect to Coolsign outside the gaming industry.

Planar’s CoolSign digital signage software is the platform-of-choice for some of the leading banks, retail chains, advertising networks and corporate communication networks in the world, and is in use on over eight thousand networked digital displays worldwide.

“The CoolSign product portfolio and gaming capabilities are a natural fit for Bally’s strategic direction,” said Brad Gleeson, Planar’s VP of Business Development. “We also believe Coolsign is an excellent technology platform to pursue many other markets for digital signage as the breadth of our customer base demonstrates,” he added.

ABOUT PLANAR

Planar Systems, Inc (NASDAQ:PLNR) is a global leader of specialty display technology providing hardware and software solutions for the world’s most demanding environments. Hospitals, space and military programs, utility and transportation hubs, shopping centers, banks, government agencies, businesses, and home theater enthusiasts all depend on Planar to provide superior performance when image experience is of the highest importance. Founded in 1983, Planar is headquartered in Oregon, USA, with offices, manufacturing partners, and customers worldwide. For more information, visit www.planar.com.

MEDIA CONTACTS: Pippa Edelen Planar Systems, Inc. 503.748.5868 pippa.edelen@planar.com or Katherine Manning GolinHarris 213.438.8788 katherine.manning@golinharris.com	INVESTOR CONTACTS: Ryan Gray Planar Systems, Inc. 503.748.8911 ryan.gray@planar.com